As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-82399
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 28, 1999)

                                  $350,000,000

                             CONEXANT SYSTEMS, INC.
              4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE MAY 1, 2006
          SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

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         This prospectus supplement relates to the resale by holders of our
4 1/4% Convertible Subordinated Notes Due May 1, 2006 and shares of our common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated July 28, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement have the meanings given them in the prospectus.

         The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:

                                        PRINCIPAL AMOUNT OF
                                        NOTES BENEFICIALLY   PERCENTAGE OF   COMMON STOCK
                                         OWNED AND OFFERED       NOTES      OWNED PRIOR TO   COMMON STOCK
                  NAME                         HEREBY         OUTSTANDING    THE OFFERING   OFFERED HEREBY
--------------------------------------  -------------------  -------------  --------------  --------------
Elf Aquitaine.........................     $     25,000             *               541             541

Lord Abbett & Co., Oxford Fund........          200,000             *             4,329           4,329

Warburg Dillon Read LLC...............        5,445,000           1.6%          117,867         117,867

Any other holder of notes or future
   transferee from any such holder....       66,902,000          19.1%        1,448,271       1,448,271

         The number of shares of common stock owned prior to the offering includes shares of common stock into which the notes are convertible. The number of shares of common stock offered hereby is based on a conversion price of $46.196 per share of common stock and a cash payment in lieu of any fractional share. Information concerning other selling securityholders will be set forth in prospectus supplements from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible at a conversion price of $46.196 per share.

         INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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          The date of this prospectus supplement is September 15, 1999